EXHIBIT 99.1

News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA BRANDS INTERNATIONAL ANNOUNCES
CHIEF FINANCIAL OFFICER SUCCESSION
Company Veteran Michael Sims to Lead Global Finance Operations

CINCINNATI – Aug. 6, 2009 – Chiquita Brands International, Inc. (NYSE: CQB) today announced that the company’s board of directors has appointed Michael Sims, 50, to the position of senior vice president and chief financial officer effective on Aug. 7, 2009 upon the filing of the company’s Form 10-Q for the second quarter. Sims, the company’s current vice president of corporate development and treasurer, will be responsible for all aspects of the company’s financial operations worldwide.  Jeffrey M. Zalla, Chiquita’s current senior vice president and chief financial officer, will be leaving the company and pursuing a new business venture.

“We are delighted to have someone of Mike’s caliber and have been preparing him to succeed Jeff in the role of chief financial officer,” said Fernando Aguirre, chairman and chief executive officer.  “Mike brings to the role excellent operational skills, deep finance and accounting expertise, a proven track record with the company and strong leadership skills. Mike has been part of our succession planning for years and I am confident he is the right leader for our organization at this time. Mike will build on our business momentum and apply his outstanding operational skills to partner with our leadership team.”

Sims is a 21-year veteran of Chiquita, having worked previously in financial reporting, strategic analysis, investor relations, corporate planning, and serving for seven years as CFO of European operations delivering excellent results.  Subsequently, Sims led Chiquita’s corporate development for the past two years, the execution of the company’s ship sale in 2007 and the sale of Atlanta AG in 2008.  He has also served as the company’s treasurer, playing a key role in the company’s successful refinancing last year. Prior to joining Chiquita, Sims worked for more than seven years with the accounting firm of Ernst & Young in Chicago and is a certified public accountant.

Aguirre added, “It has been a pleasure to partner with Jeff during his four years as CFO, as we completed and integrated the Fresh Express acquisition, engineered an attractive capital structure and drove significant improvements in profitability. He has been a strong leader and role model throughout his 19-year career. We will miss Jeff’s integrity and intelligence and wish him every success in his new endeavors.”

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads.  The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks.  With annual revenues of nearly $4 billion, Chiquita employs approximately 23,000 people and has operations in more than 80 countries worldwide.  For more information, please visit our web site at www.chiquita.com.

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